Exhibit 5.2

Delta Air Lines, Inc. Department 981 Post Office Box 20574 Atlanta, GA 30320-2574

June 12, 2020

Delta Air Lines, Inc.

1030 Delta Boulevard

Atlanta, Georgia 30354

Re: Delta Air Lines, Inc.

7.375% Notes Due 2026

Ladies and Gentlemen:

I am Assistant General Counsel of Delta Air Lines, Inc., a Delaware corporation (the “Company”), and have acted as such in connection with the Registration Statement on Form S-3 (Registration No. 333-238725) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and in connection with the issuance and sale by the Company today of $1,250,000,000 aggregate principal amount of its 7.375% Notes due 2026 (the “Notes”) pursuant to the Underwriting Agreement, dated June 10, 2020 (the “Underwriting Agreement”), by and among the Company, as issuer, and Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, for themselves and as representatives of the several other underwriters named therein. The Notes will be issued pursuant to an indenture dated as of March 6, 2017 (the “Base Indenture”) by and between Delta, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”), as amended by a Fifth Supplemental Indenture dated as of the date hereof (the “Fifth Supplemental Indenture, and together with the Base Indenture, the “Indenture”). As used herein, the term “Prospectus” means the final prospectus supplement relating to the Notes dated June 10, 2020 in the form filed with the SEC on June 11, 2020 pursuant to Rule 424(b) under the 1933 Act.

In so acting, I or other counsel under the general supervision of the Chief Legal Officer of the Company have examined the Registration Statement, the Prospectus, the Base Indenture and the Fifth Supplemental Indenture and have also examined and relied upon the representations and warranties contained therein or made pursuant thereto, and on certificates of officers of the Company and of public officials as to factual matters, and upon the originals, or copies certified or otherwise identified to my satisfaction, of such records, documents and other instruments as in my judgment are necessary or advisable to enable me to render the opinion expressed below. In all such examinations, I have assumed the genuineness of all signatures (other than those on behalf of the Company), the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or copies, and as to certificates and telephonic confirmations given by public officials, I have assumed the same to have been properly given and to be accurate.

Based on the foregoing and subject to the assumptions and qualifications set forth below, I am of the following opinion:

1. The Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

2. The Company has the corporate power and authority under Delaware law to execute, deliver and perform its obligations under the Base Indenture and the Fifth Supplemental Indenture.

3. The Base Indenture, the Fifth Supplemental Indenture and the Notes have been duly authorized, validly executed and delivered by the Company.

The opinions expressed herein are limited in all respects to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting these laws, and the federal laws of the United States, except that I express no opinion with respect to the antitrust, bankruptcy, environmental, securities or tax laws of any jurisdiction, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such law may have on the opinions expressed herein.

This opinion letter is limited to the matters stated, and no opinion is implied or may be inferred beyond those opinions expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and I assume no responsibility to advise you of changes in law, facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify such opinions. In connection with the issuance of the Notes, Kilpatrick Townsend & Stockton LLP and Milbank LLP may receive a copy of this letter and rely on the opinions set forth herein.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof and incorporated by reference in the Registration Statement and the reference to my name under the caption “Legal Matters” in the Prospectus. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Alan T. Rosselot
Assistant General Counsel